Exhibit 4.12

EATON CORPORATION DEFERRED INCENTIVE COMPENSATION PLAN II

EFFECTIVE JANUARY 1, 2005

2008 RESTATEMENT

EATON CORPORATION

DEFERRED INCENTIVE COMPENSATION PLAN II

I.	PURPOSE

The purpose of the Deferred Incentive Compensation Plan II is to promote the greater success of Eaton Corporation and its subsidiaries by providing a means to defer Incentive Compensation for key employees whose level and nature of position enable them to affect significantly the profitability, competitiveness and growth of Eaton.

II.	CONCEPT

The Plan is based on the concept that the deferral of Incentive Compensation for later payment to a Participant, including the later payment during Retirement, will provide a benefit to each Participant and an incentive to improve the profitability, competitiveness and growth of Eaton.

III.	DEFINITIONS

Unless otherwise required by the context, the terms used herein shall have the meanings as set forth below:

ACCOUNT: The account established by Eaton for each Participant to which may be credited his or her Deferred Incentive Compensation, Dividend Equivalents, Treasury Bill Interest Equivalents, and Treasury Note Based Interest.

BENEFICIARY: The person or entity (including a trust or the estate of the Participant) designated in a written document executed by the Participant and delivered to the Committee. If at the time when any unpaid balance of Deferred Incentive Compensation shall be or become due at or after the death of a Participant, there shall not be any living person or any entity in existence so designated, the term “Beneficiary” shall mean the Participant’s estate.

BOARD: The Board of Directors of Eaton.

BOARD COMMITTEE: The Compensation and Organization Committee of the Board.

CHANGE IN CONTROL: For purposes of the Plan, a “Change in Control” shall be deemed to have occurred upon the occurrence of (i) a change in the ownership of Eaton, (ii) a change in effective control of Eaton, or (iii) a change in the ownership of a substantial portion of the assets of Eaton. For purposes of this definition, except as provided below, a change in the ownership of a Eaton occurs on the date that any one (1) person, or more than one (1) person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of shares of Eaton that, together with shares held by such person or group, constitutes more than fifty (50) percent of the total fair market value or total voting power of the shares of Eaton. However, if any one (1) person, or more than one (1) person acting as a group, is considered to own more than fifty (50) percent of the total fair market value or total voting power of the shares of

Eaton, the acquisition of additional shares by the same person or persons is not considered to cause a change in the ownership of Eaton (or to cause a change in the effective control of Eaton). An increase in the percentage of shares owned by any one (1) person, or persons acting as a group, as a result of a transaction in which Eaton acquires its shares in exchange for property will be treated as an acquisition of shares for purposes hereof. This shall apply only when there is a transfer of shares of Eaton (or issuance of shares of Eaton) and shares in Eaton remain outstanding after the transaction. A change in the effective control of Eaton occurs only on either of the following dates: (1) the date any one (1) person, or more than one (1) person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of shares of Eaton possessing thirty (30) percent or more of the total voting power of the shares of the corporation; or (2) the date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election. A change in the ownership of a substantial portion of the assets of Eaton occurs on the date any one (1) person, or more than one (1) person acting as a group, acquired (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty (40) percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Application of this definition shall be further subject to rules set forth in Treasury Regulation Section 1.409A-3(i) relating to persons acting as a group, transfers to related persons, and certain back-to-back arrangements.

CODE: Internal Revenue Code of 1986, as it may be amended from time to time.

COMMITTEE: The Management Compensation Committee of Eaton.

COMMON SHARE RETIREMENT COMPENSATION: Retirement Compensation which is converted into Contingent Share Units in accordance with Article VI.

CONTINGENT SHARE UNITS: Units credited to a Participant's Account which are equivalent in value to the market value of Eaton Common Shares.

DEFERRED INCENTIVE COMPENSATION: That portion of Incentive Compensation which has been deferred pursuant to the Plan and any Dividend Equivalents, Treasury Bill Interest Equivalents, Contingent Share Units, and Treasury Note Based Interest which are attributable thereto.

DEFERRED INCENTIVE COMPENSATION AGREEMENT: The written agreement between Eaton and a Participant pursuant to which Incentive Compensation is deferred under the Plan.

DIVIDEND EQUIVALENT: An amount equal to the per share dividends paid on Eaton Common Shares.

EATON: Eaton Corporation, an Ohio corporation, and its corporate successors.

EATON COMMON SHARES: The common shares of Eaton.

EXECUTIVE INCENTIVE COMPENSATION PLAN: Any incentive compensation plan approved (a) by the Board for participation in the Plan and whose participants are designated by the Board Committee or (b) by the Committee.

INCENTIVE COMPENSATION: The full amount of the annual Incentive Compensation awarded to a Participant under any Executive Incentive Compensation Plan.

INCENTIVE YEAR: An incentive year as defined under the provisions of the applicable Executive Incentive Compensation Plan.

INTEREST RATE RETIREMENT COMPENSATION: Retirement Compensation which is credited with Treasury Note Based Interest in accordance with Article VI.

MEAN PRICE: The mean between the highest and lowest quoted selling price of an Eaton Common Share on the New York Stock Exchange.

PARTICIPANT: An employee of Eaton in a key position receiving benefits under the Executive Incentive Compensation Plan and participating under the Plan.

PERIODIC COMPENSATION: That portion of a Participant's Incentive Compensation which is deferred under the Plan for payment over a period not in excess of five (5) years.

PERIODIC INSTALLMENTS: Equal annual payments over a period not to exceed fifteen (15) years, as elected by the Participant in accordance with the terms of the Plan. Periodic Installments are paid on or about March 15 of each year, except as otherwise provided herein.

PLAN: The Deferred Incentive Compensation Plan pursuant to which all or a portion of Incentive Compensation may be deferred for later payment to a Participant effective January 1, 2005, and adopted December 8, 2004.

RETIREMENT: The Termination of Employment of a Participant who is age fifty (50) or older and has at least ten (10) years of service with Eaton. For this purpose, service shall be measured in the same manner as Service under the Pension Plan for Eaton Corporation Employees.

RETIREMENT COMPENSATION: That portion of Incentive Compensation deferred under the Plan for payment to a Participant upon his or her Retirement.

TERMINATION AND CHANGE IN CONTROL: Shall mean the termination of the employment of a Participant for any reason whatsoever prior to a Change in Control, upon a subsequent Change in Control or termination of the employment of a Participant for any reason whatsoever during the two (2)-year period immediately following a Change in Control.

TERMINATION OF EMPLOYMENT: The time when a Participant shall no longer be employed by Eaton whether by reason of Retirement, death, voluntary resignation (with or without good reason), divestiture or closing of a business unit, plant or facility, discharge (with or without cause), or such disability that, under the then current employment practices of Eaton, the employment of the Participant is terminated.

Termination of Employment shall include "separation from service" within the meaning of Section 409A of the Code, meaning that a Participant whose level of bona fide services is permanently decreased to no more than twenty (20) percent of the average level of bona fide services performed over the preceding 36-month period shall incur a separation from service for purposes of the Plan. Notwithstanding the foregoing, upon a sale or other disposition of assets of Eaton or any of its subsidiaries to an unrelated purchaser, Eaton reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a separation from service.

TREASURY BILL INTEREST EQUIVALENT: A rate of interest equal to the quarterly average yield of 13-week U.S. Government Treasury Bills.

TREASURY NOTE BASED INTEREST: A rate of interest equal to the average yield of 10-year U.S. Government Treasury Notes plus 300 basis points.

IV.	ELECTION TO DEFER

Section 4.01. With respect to Incentive Compensation for each Incentive Year commencing in or after 2005, the Participant shall be given the opportunity to elect, by signing and delivering to the Committee a Deferred Incentive Compensation Agreement, the manner and extent to which the Participant's Incentive Compensation awarded in respect to such Incentive Year shall be deferred under the Plan and the allocation between Periodic Compensation and Retirement Compensation. At the time such election is made the Participant shall specify with respect to the deferral for such Incentive Year the time and form of payment for such amount as follows:

(a)	With respect to any amount allocated to Periodic Compensation, the Participant shall specify the year (subject to the provisions of Section 5.02) in which payment of such amount shall be made or commence in the form of Periodic Installments and the number of years, not to exceed five (5) over which payment shall be made.

(b)	With respect to any amount allocated to Retirement Compensation, the Participant shall specify whether such amount is to be distributed as a lump sum or in the form of Periodic Installments over a period of five (5), ten (10), or fifteen (15) years, subject, however, to the provisions of Section 4.06.

Section 4.02. Not less than ten (10) percent of Incentive Compensation awarded for any Incentive Year may be deferred under the Plan.

Section 4.03. If a Participant elects to allocate a portion of Incentive Compensation to both Periodic Compensation and Retirement Compensation, the amount allocated to each form of Compensation shall be not less than ten (10) percent of the Incentive Compensation awarded for any Incentive Year.

Section 4.04. To be in effect for an Incentive Year, a Participant's election pursuant to Section 4.01 must be completed on or before December 31 of the year immediately preceding the Incentive Year. Moreover, in the case of the first year in which a Participant becomes eligible to participate in the Plan, such election shall be made with respect to services performed subsequent to the election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan. In the event that an election is made hereunder in the Participant's first year of eligibility with respect to compensation that is earned based on a specific performance period and after the beginning of that performance period, the election shall apply only to the compensation paid for services performed after the election. An election will be deemed to apply to compensation paid for services performed after the election if the election applies to no more than an amount equal to the total amount of the compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of dates in the performance period.

Section 4.05. Once a Participant has made an effective election under Section 4.01 with respect to the deferral and allocation of his or her Incentive Compensation, he or she may not thereafter change that election other than as provided in Section 4.06 or change the allocation between Periodic Compensation and Retirement Compensation.

Section 4.06. A Participant who has made an effective election under Section 4.01 with respect to deferral of Retirement Compensation for payment in a lump sum following Retirement may make a subsequent election to delay payment or commencement of payment of such amount for a period of five (5) years from the date such payment would otherwise have been made, which election may include a change in the form of payment in accordance with the following provisions, subject to such administrative rules and procedures as may be established by the Committee:

(a)	the subsequent election shall not take effect until 12 months after the date on which it is made; and

(b)	payment in the form of Periodic Installments over a period of five (5) years may be elected.

Any such subsequent election shall become irrevocable on the later of the date when made or the date which is 12 months before the date the Participant could first be eligible for Retirement. Notwithstanding the foregoing provisions of this Section 4.06, no such subsequent election shall be given effect unless the Participant has a Termination of Employment by reason of Retirement.

V.	PERIODIC COMPENSATION

Section 5.01. There shall be computed and credited quarterly to the Participant's Account Treasury Bill Interest Equivalents on all unpaid Periodic Compensation.

Section 5.02. Commencing on or about March 15 of the year elected by the Participant (but not earlier than the second year following the Incentive Year for which the Periodic Compensation was credited to the Participant), the Periodic Compensation shall be paid to the Participant in not more than five (5) equal annual installments, as earlier elected by the Participant; and, with each such installment, there shall be paid to the Participant all Treasury Bill Interest Equivalents credited to the Participant and then unpaid.

Section 5.03. Upon Termination of Employment, any unpaid Periodic Compensation and any unpaid Treasury Bill Interest Equivalents credited thereon shall be paid to the

Participant, or his or her Beneficiary, as the case may be, in a lump sum payment within sixty (60) days following such Termination of Employment, subject to the provisions of Section 9.03.

VI.	RETIREMENT COMPENSATION

Section 6.01. The amount of Deferred Incentive Compensation allocated to Retirement Compensation shall correspond with the portion of the Incentive Compensation award elected by the Participant pursuant to Section 4.01. Retirement Compensation shall be credited to the Participant on the date such amount would have been distributed to him or her if there had been no valid deferral election by establishing an Account in the Participant's name. For each award period ending after December 31, 2007, the Participant may elect in ten (10) percent increments, the amount, if any, of Retirement Compensation to be credited to Common Share Retirement Compensation, and the balance shall be credited to Interest Rate Retirement Compensation.

Section 6.02. Common Share Retirement Compensation shall be converted into a number of Contingent Share Units based upon the average of the Mean Prices for Eaton Common Shares for the twenty (20) trading days of the New York Stock Exchange during which Eaton Common Shares were traded immediately following the end of the incentive period in which the Incentive Compensation to be deferred was earned. On each Eaton Common Share dividend payment date, Dividend Equivalents equal to the actual Eaton Common Share dividends paid shall be credited with respect to the Contingent Share Units in the Participant's Account, and shall in turn be converted into Contingent Share Units utilizing the Mean Price for Eaton Common Shares on the dividend payment date.

In determining the number of Contingent Share Units to be credited to a Participant, whether by reason of the conversion of Retirement Compensation to Contingent Share Units or by reason of the conversion of Dividend Equivalents to Contingent Share Units, such number may be expressed in fractions of a Contingent Share Unit computed to the nearest tenth. The number of Contingent Share Units credited to a Participant shall be appropriately adjusted to reflect any change in the capitalization of Eaton resulting from a stock dividend, stock split, reorganization, merger, consolidation, recapitalization, combination, exchange of shares or any other similar events.

Upon any distribution of Common Share Retirement Compensation, all Contingent Share Units standing to his or her credit which are to be distributed shall be converted to an equal number of Eaton Common Shares for distribution to the Participant in the form of Eaton Common Shares.

Section 6.03. Upon Retirement or other Termination of Employment of a Participant or upon any other distribution of Common Share Retirement Compensation, and after the conversion of Contingent Share Units to Eaton Common Shares as set forth in Section 6.02, distribution of such Eaton Common Shares for each Incentive Year shall be made or commence. Upon Retirement distribution shall be made in accordance with the election made by the Participant under the terms of the Plan with respect to method of payment, with distribution made or commencing on or about March 15 of the year following the date of such Retirement, subject to the provisions of Sections 4.06 and 9.03 to the extent applicable, provided that in the event the Participant has made no election for an Incentive Year, such amount relating to such Incentive Year shall be payable in a single sum payment, and provided, further, that in the event of the Participant's death prior to distribution of his or her entire Account, the remaining amount shall be distributed to the Participant's beneficiary in a single sum payment within ninety (90) days following the date of death. In the event of a Participant's Termination of Employment other than Retirement, such amount shall be paid in a single sum payment within sixty (60) days following the date of such Termination of Employment, subject to the provisions of Section 9.03.

There shall be computed on a quarterly basis and credited to the Participant's Account Dividend Equivalents on the unpaid amount of Common Share Retirement Compensation until such Common Share Retirement Compensation is paid by Eaton. All credited Dividend Equivalents shall be converted to Eaton Common Shares using the method set forth in Section 6.02.

The Eaton Common Shares credited to the Participant's Account in accordance with Section 6.02 shall be distributed to the Participant or his Beneficiary, as the case may be, in accordance with the schedule for distribution determined under this Section 6.03, and with each Periodic Installment, if any, there shall be paid all Dividend Equivalents credited to the Participant and then unpaid.

Section 6.04. Retirement Compensation not credited to Common Share Retirement Compensation shall be credited to Interest Rate Retirement Compensation. Interest Rate Retirement Compensation shall be credited to the Interest Rate Retirement Compensation Account, which shall earn Treasury Note Based Interest, compounded quarterly, until paid.

Section 6.05. Upon Retirement or other Termination of Employment of a Participant or upon any other distribution of Interest Rate Retirement Compensation, distribution for each Incentive Year shall be made or commence. Upon Retirement distribution shall be made in accordance with the election made by the Participant under the terms of the Plan with respect to method of payment, with distribution made or commencing on or about March 15 of the year following the date of such Retirement, subject to the provisions of Sections 4.06 and 9.03 to the extent applicable, provided that in the event the Participant has made no election for an Incentive Year, such amount relating to such Incentive Year shall be payable in a single sum payment, and provided, further, that in the event of the Participant's death prior to distribution of his or her entire Account, the remaining amount shall be distributed to the Participant's beneficiary in a single sum payment within ninety (90) days following the date of death. In the event of a Participant's Termination of Employment other than Retirement, such amount shall be paid in a single sum payment within sixty (60) days following the date of such Termination of Employment, subject to the provisions of Section 9.03.

Interest Rate Retirement Compensation credited to the Participant's Account in accordance with Section 6.04 shall be distributed to the Participant or his Beneficiary, as the case may be, in accordance with the schedule for distribution determined under this Section 6.05, and with each Periodic Installment, if applicable, there shall be paid to the Participant all Treasury Note Based Interest credited to the Participant and then unpaid.

VII.	AMENDMENT AND TERMINATION

Section 7.01. Eaton fully expects to continue the Plan but it reserves the right, at any time or from time to time, by action of the Board Committee, to modify or amend the Plan, in whole or in part, or to terminate the Plan, in whole or in part, at any time and for any reason, including, but not limited to, adverse changes in the federal tax laws.

Section 7.02. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and Treasury Regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by Eaton to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005, including as contemplated by Section 855(f) of the American Jobs Creation Act of 2004. Moreover, after January 1, 2007, and on or before December 31, 2007, and to the extent permitted by the Committee in accordance with terms set forth on an election form provided by Eaton, a Participant may make a change in a payment election as described in IRS Notice 2006-79, provided that with respect to an election to change a time and form of payment made after January 1, 2007 and on or before December 31, 2007, the election may apply only to amounts that would not otherwise be payable in 2007 and may not cause an amount to be paid in 2007 that would not otherwise be payable in 2007.

VIII.	ADMINISTRATION

Section 8.01. The Plan shall be administered by the Committee in accordance with rules of general application for the administration of the Plan as the Committee may, from time to time, adopt. The Committee shall interpret the provisions of the Plan where necessary and may adopt procedures for the administration of the Plan which are consistent with the provisions of the Plan and the rules adopted by the Committee.

Section 8.02. Each Participant or Beneficiary must claim any benefit to which he or she may be entitled under the Plan by a written notification to the Committee. If a claim is denied, it must be denied within a reasonable period of time in a written notice stating the specific reasons for the denial.

The claimant may have a review of the denial by the Committee by filing a written notice with the Committee within sixty (60) days after the notice of the denial of his or her claim.

The written decision by the Committee with respect to the review must be given within one hundred and twenty (120) days after receipt of the written request.

IX.	PAYMENTS TO PARTICIPANTS

Section 9.01. The Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire benefit to the Participant or, if applicable, his Beneficiary, pursuant to an irrevocable action taken by the Board within the thirty (30) days preceding or the 12 months following a Change in Control, provided that this Section 9.01 will only apply to a payment under the Plan if all agreements, methods, programs, and other arrangements sponsored by the service recipient immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan within the meaning of Treasury Regulation Section 1.409A-1(c)(2) are terminated and liquidated with respect to each

Participant that experienced the change in control event, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the service recipient irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements. Solely for purposes of this Section 9.01, where the change in control event results from an asset purchase transaction, the applicable service recipient with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the service recipient that is primarily liable immediately after the transaction for the payment of the deferred compensation.

Section 9.02. Notwithstanding any provision of the Plan to the contrary, Compensation deferred under the Plan shall not be distributed earlier than:

(a)	separation from service as determined by the Secretary of the Treasury (except as provided below with respect to a “specified employee” of Eaton);

(b)	the date the Participant becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code);

(c)	death of the Participant;

(d)	a specified time (or pursuant to a fixed schedule) specified under the Plan at the date of the deferral of such compensation;

(e)	to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of Eaton, or in the ownership of a substantial portion of the assets of Eaton;

(f)	the occurrence of an unforeseeable emergency as defined in Section 409A(a)(2)(B)(ii) of the Code; or

(g)	termination of the Plan as described in Section 7.01 or 9.01.

In the case of any Participant who is determined by Eaton to be a “specified employee” within the meaning of Section 409A of the Code and applicable Treasury regulations, distributions shall not in any event be made or begin until the first business day of the month which is six (6) months after the date of his separation from service (or, if earlier, the date of death of the Participant) (the “permitted payment date”). In the event any payment to a specified employee is delayed by reason of this provision, such payment (including interest or earnings otherwise credited through the permitted payment date) shall be made on such permitted payment date.

X.	MISCELLANEOUS

Section 10.01. Each Participant shall have the right, by written instruction to the Committee, on a form supplied by the Committee, to designate one (1) or more primary and contingent beneficiaries (and the proportion to be paid to each, if more than one is designated) to receive his or her Deferred Incentive Compensation upon his or her death. Any such designation shall be revocable by the Participant.

Section 10.02. All payments under the Plan shall be subject to such taxes (federal, state or local) as may be due thereon and the determination by the Committee as to withholding with respect thereto shall be binding upon the Participant and his or her Beneficiary.

Section 10.03. If any Participant under the Plan is a member of the Committee, he or she shall not participate as a member of the Committee in any determination under the Plan relating to his or her Deferred Incentive Compensation.

Section 10.04. All action of the Committee hereunder may be taken with or without a meeting. If taken without a meeting, the action shall be in writing and signed by a majority of the members of the Committee and if taken with a meeting, a majority of the Committee shall constitute a quorum for any such action.

Section 10.05. Subject to any federal statute to the contrary, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.

Section 10.06. The obligations of Eaton to make payments hereunder shall constitute a liability of Eaton to the Participant. Eaton may, but shall not be required to, establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant's life, or otherwise to segregate assets to assure that such payments shall be made.

Section 10.07. In the event that it shall be determined in accordance with any policy, program or standard adopted by Eaton that any Incentive Compensation payable to a Participant which has been deferred under the terms of the Plan is to be restored to Eaton, the Account of such Participant shall be appropriately adjusted to eliminate such deferral, and no substitution shall be provided.

Section 10.08. The Plan shall not be deemed to constitute a contract of employment between Eaton and a Participant. Neither shall the execution of the Plan nor any action taken by Eaton pursuant to this Plan be held or construed to confer on a Participant any legal right to be continued as an employee of Eaton, in an executive position or in any other capacity with Eaton whatsoever.

Section 10.09. Obligations incurred by Eaton pursuant to the Plan shall be binding upon and inure to the benefit of Eaton, its successors and assigns, and the Participant or his or her Beneficiary.

Section 10.10. The Plan shall be construed and governed in accordance with the law of the State of Ohio.

Section 10.11. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

Section 10.12. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.

Section 10.13. The Plan was adopted by the Board on December 8, 2004, effective January 1, 2005, and is amended and restated effective January 1, 2008, as set forth herein.

APPROVAL AND ADOPTION

The Eaton Corporation Deferred Incentive Compensation Plan II, as amended and restated in the form attached hereto, is hereby approved and adopted.

Date: October 27, 2007
Name

Title

Name

Title

EXECUTION COPY

FIRST AMENDMENT

TO

EATON CORPORATION DEFERRED INCENTIVE COMPENSATION PLAN II

(January 1, 2008 Restatement)

WHEREAS, Eaton Corporation (the “Company”) maintains in effect the Eaton Corporation Deferred Incentive Compensation Plan II under a January 1, 2008 Restatement, as amended (the “Plan”); and

WHEREAS, the Company reserves the right to amend the Plan; and

WHEREAS, the Company wishes to amend the Plan in order to reflect the corporate restructuring of Eaton Corporation pursuant to which common shares of Eaton Corporation will be converted into ordinary shares of Eaton Corporation plc.

NOW THEREFORE, the Plan is amended, effective as of the Merger Effective Time described in the Transaction Agreement dated May 21, 2012, as amended by Amendment No. 1 to the Transaction Agreement, dated June 22, 2012, and Amendment No. 2 to the Transaction Agreement, dated October 19, 2012, between Cooper Industries plc, Eaton Corporation, Abeiron Limited, Comdell Limited, Turlock B.V., and Turlock Corporation, to provide as follows:

1. The definition of “Board” in Article III of the Plan is hereby amended in its entirety to read as follows:

BOARD: The Board of Directors of Eaton Corporation plc.

2. The definition of “Change in Control” is hereby amended by replacing “Eaton” with “Eaton Corporation plc” in each place “Eaton” appears.

3. The definition of “Committee” in Article III of the Plan is hereby amended in its entirety to read as follows:

COMMITTEE: The Management Compensation Committee of Eaton Corporation plc.

4. The definition of “Eaton Common Shares” in Article III of the Plan is hereby amended in its entirety to read as follows:

EATON COMMON SHARES: Ordinary shares, nominal value of $0.01 per share in Eaton Corporation plc.

5. Section 4.04 of the Plan is amended by replacing “Moreover” with “However” in the one place “Moreover” is referenced.

6. The second paragraph of Section 6.02 of the Plan is hereby amended by (x) replacing “stock” with “shares” in the two places “stock” appears and (y) replacing “Eaton” with “Eaton Corporation plc” in the one place “Eaton” appears.

7. Article X of the Plan is hereby amended by the addition of a new Section 10.14 to read as follows:

Section 10.14. Notwithstanding any other provision of this Plan, (a) Eaton Corporation plc shall not be obliged to issue any shares pursuant to an award unless at least the par value or nominal value of such newly issued share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an award is obliged to make such payment) and (b) Eaton Corporation plc shall not be obliged to issue or deliver any shares in satisfaction of awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed through duly authorized persons on this 29th day of November, 2012.

EATON CORPORATION

By:	/s/ Thomas E. Moran

Title:	Senior Vice President and Secretary

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